Free Writing Prospectus dated March 27, 2023 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated March 21, 2023 Registration Statement No. 333-269871 Jayud Global Logistics Limited Nasdaq: JYD Corporate Presentation

Safe Harbor Statement and Disclaimers This presentation has been prepared by Jayud Global Logistics Limited (“Jayud” or the “Company”) solely for information purposes. This presentation does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire securities of the Company in any jurisdiction or an inducement to enter into investment activity, nor may it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. Specifically, this presentation does not constitute a “prospectus” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company. No securities of the Company may be offered or sold in the United States without registration with the United States Securities and Exchange Commission (the “SEC”) or an exemption from such registration pursuant to the Securities Act and the rules and regulations thereunder. Any public offering of the Company’s securities to be made in the United States will be made by means of a statutory prospectus as specified under the Securities Act. The prospectus will contain detailed information about the Company, its subsidiaries and consolidated affiliated entities and its management as well as the consolidated financial statements of the Company and risks and uncertainties associated with the Company’s business and industry. Any decision to purchase the Company's securities in the offering for sale in the United States or anywhere else should be made on the basis of the information contained in the statutory prospectus included in the registration statement. The prospectus can be obtained free of charge from the SEC’s website at www.sec.gov. Certain information contained in this presentation was obtained from various sources, including third parties, and has not been independently verified. No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness, correctness or reasonableness of the information or the sources presented or contained herein. By attending this presentation, you acknowledge and agree that none of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters will be liable (in negligence or otherwise) for any loss howsoever arising from any use of this presentation or its contents or otherwise arising in connection with the presentation. This presentation speaks as of the date hereof. The information presented or contained in this presentation is subject to change without notice. Neither the delivery of this presentation nor any further discussions of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date. This presentation contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include descriptions regarding the intent, belief or current expectations of the Company or its officers with respect to projected financial and operating results, market opportunity and business prospects of the Company. These statements can be recognized by the use of words such as “expects,” “plans,” “will,” “estimates,” “projects,” “intends,” “anticipates,” “believes,” “confident” or words of similar meaning. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ from those in the forward-looking statements as a result of various factors and assumptions, many of which are beyond the Company’s control. The Company and its affiliates, directors, officers, employees, advisors, representatives and underwriters assume no obligation to and do not undertake to update such forward-looking statements to reflect future events or circumstances. By attending this presentation, you acknowledge that you will be solely responsible for your own assessment of the market and the market position of the Company and that you will conduct your own analysis and be solely responsible for forming your own view of the potential future performance of the business of the Company. 2

Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of Class A ordinary shares of Jayud Global Logistics Limited (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link: https://www.sec.gov/edgar/browse/?CIK=1938186&owner=exclude The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, we or our underwriter will arrange to send you the prospectus if you contact The Benchmark Company, LLC via email: prospectus@benchmarkcompany.com, or contact Jayud Global Logistics Limited via email: ir@jayud.com. 3

Special Note Regarding Forward-looking Statements and Industry Data This presentation contains forward-looking statements that reflect our current expectations and views of future events. Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to our goals and strategies; our future business development, financial condition and results of operations; the expected growth of the integrated logistics industry in China; our expectations regarding demand for and market acceptance of our products and services; our expectations regarding our bases of customers; our plans to invest in our products and services; competition in our industry; and relevant government policies and regulations relating to our industry. These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward- looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read thispresentation and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. This presentation contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. China’s integrated logistics industry may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A ordinary shares. In addition, the highly-fragmented and rapidly changing nature of the integrated logistics industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements. 4

Offering Summary Issuer Jayud Global Logistics Limited Securities Class A ordinary shares Offering Type Firm commitment Proposed Listing/Symbol Nasdaq: JYD 1,500,000 Class A ordinary shares or 1,725,000 Class A ordinary shares if the underwriters exercise Securities Offered their over-allotment option in full Offering Price $4.00 to $5.00 per Class A ordinary share Proceeds from the Offering will be used for operating cash flow and corporate use; warehouses to Use of Proceeds our business operation; new chartered services; overseas business entities, branches and offices; and potential mergers and acquisitions Sole Book Running Manager The Benchmark Company 5 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

01 Company Overview 02 Investment Highlights 03 Industry Overview 04 Growth Strategies 05 Financial Highlights

Company Overview We are one of the leading Shenzhen-based end-to-end supply chain solution providers in China, with a focus on providing cross-border logistics services. Services Overview Global Presence Freight Forwarding Services 01 ü Integrated Cross-Border Logistics Services ü Fragmented Logistics Services Supply Chain Management 02 ü International Trading Business ü Agent Services • Headquartered in Shenzhen • Established presence in 12 provinces (including Other Value-added Services provincial municipalities) in mainland China* 03 ü Custom Brokerage • Our footprints spread across six continents Intelligent Logistics IT Systems ü and over 16 countries*. Note: *As of June 30, 2022 7 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Integrated End-to-end Workflow Solution Capability Comparison of Cross-border Supply Chain Solution Providers Service Capabilities Vendor Transportation Warehousing& Customs Carrier Customs Warehousing & Secondary Receiver (PO) origin work destination transportation (POD) work Non-end to end Freight Forwarders Carrier Logistics Segmented Service Providers Source: Frost & Sullivan Analysis and Estimates 8 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Freight Forwarding Services Comprehensive range of cross-border supply chain solution services Integrated Cross-Border Logistics Services Fragmented Logistics Services We may also be engaged by our customers to provide one or o Contract logistics services more types of logistics services that only consist of part of the o Basic logistics services entire cross-border cargo delivery process. End-to-end Cross-border Supply Chain Solution Fragmented Logistics Services Primarily Include One or Combination of: Ocean Freight/ Air Freight/ Overland Freight Logistics Overland Freight Services Pre-carriage to Customs Shippers Depot Port Port of Loading Clearance Ocean Freight Forwarding Origin Warehousing Customs Clearance Ocean, Air and Trucking Companies Depot Operators Port Operations Companies Overland Carriers Other Fragmented Air Freight Forwarding Logistics Services On-carriage to Customs Warehouse Port Final Destination Clearance Destination Warehousing Customs Clearance Trucking Companies Port Operators Companies Companies 9 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Supply Chain Management & Other Value-Added Services Supply Chain Management Other Value-Added Services Agent Services International Patented Logistics Customs Brokerage Trading IT Systems Note: *WMS refers to the Warehouse Management System, OMS refers to the Order Management System, TMS refers to the Transportation Management System, and BMS the Booking Management System. **Authorized Economic Operator Certificate issued by the China Customs. 10 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

01 Company Overview 02 Company Highlights 03 Industry Overview 04 Growth Strategies 05 Financial Highlights

Company Highlights Leading End-to-end Proprietary IT Systems Supply Chain Solution Providers Long-standing Customers Strong Service Capabilities Relationships Visionary and Experienced Customized Logistics Solutions Management Team 12 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Leading End-to-end Supply Chain Solution Provider Our Service Concentration th • 5 Shenzhen-Based End-to-end Cross-border Supply Chain Solutions Provider* • Top 10 North America Special Line/Overseas Warehouse Logistics Service Providers • Top 10 High-quality FBA Service Providers** Source: * From Frost & Sullivan Report, in 2021 ** In September 2022 13 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Strong & Integrated Logistics Service Capabilities 60K+ AEO 90K+ Sq. ft. of Self- Sq. ft. of Aggregate Third- Authorized Economic Operated Warehouse Party Operated Warehouse Operator Certificate issued by Customs of PRC 1,718 5,099 3,089 Air Freight Forwarding Ocean Freight Ton Trucks Services Containers Note: All the numbers on this page are for the six months ended June 30, 2022/as of June 30, 2022. 14 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Customized Logistic Solutions We have customized our logistics services to meet our customers’ demands. Contract Logistics Basic Logistics v Customized integrated logistics solutions v Modularized integrated logistics service offerings Exclusive Air Routes Customs Logistics Brokerage Cross-border Retail Chemical E-commerce Industry Sector Warehousing Self-developed IT systems 15 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

R&D and IT Systems We Have 51 Software Copyrights* WMS OMS • Efficiency Innovated • Satisfaction Integrated with ERP System Patented Customers Our IT Systems • Customization IT Systems • Seamlessness TMS BMS Order Management System Warehouse Management System Booking Management System Transportation Management System Note: *As of June 30, 2022 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Wide & Diversified Customer Base


Major
Customers
Industries

- Leading China-based lithium-ion battery manufacturers for electric vehicles
- Leading China-based designers and manufacturers of consumer electronics
- Leading China-based personal computer companies

Number of Customers


535
1299
722
1184
FY2020
FY2021
1H2021
1H2022

Proportion of Revenue from Five Largest Customers


59.9%
35.8%
40.0%
53.1%
FY2020
FY2021
1H2021
1H2022

Number of Day's Sales in A/R


46
41
79
55
FY2020
FY2021
1H2021
1H2022

Bad Debt Ratio


0.03%
0.08%
0.21%
0.03%
FY2020
FY2021
1H2021
1H2022

Note: For the fiscal year ended December 31 & For the six months ended June 30.
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

17

Management Team



Mr. Xiaogang Geng

Founder, Chairman,
Director and Chief Executive Officer

- Founder of the Jayud brand.
- Over 20 years of experience in logistics industry.
- Executive Director and General Manager of Shaanxi Jiayuda Supply Chain Management Co., Ltd. since 2018.
- Supervisor of Shenzhen Jiayuda Trading Co., Ltd. since 2016.
- Executive Director and General Manager of Shenzhen Jayud Logistics Technology Co., Ltd. since 2015.
- Executive Director and General Manager of Shenzhen Jiayuda Customs Declaration Co., Ltd. since 2015.



Ms. Lin Bao

Chief Financial Officer

- Over 15 years of experience in accounting and auditing.
- Jayud's Chief Financial Officer since October 2022.
- Chief Financial Officer of Eagsen, Inc. from 2020 to 2022.
- Chief Financial Officer of Shanghai Eagsen Intelligent Co., Ltd. from 2019 to 2020.
- Chief Financial Officer of Jufeel International Group from 2018 to 2019.



Ms. Jianhong Huang

Chief Operating Officer Nominee

- Well experienced in the global logistics service industry and has accumulated extensive on-site knowledge from her work experience.
- Vice General Manager of Shenzhen Jayud Logistics Technology Co., Ltd. since April 2015.
- Manager of Shenzhen Qinhui Logistics Co., Ltd. from 2005 to 2008.
- Operation Supervisor of Dongguan Yihui Logistics Corporation from 2003 to 2005.



Mr. Dun Zhao

Director Nominee
Chief Marketing Officer Nominee

- Overseas Operations Director of Shenzhen Jayud Logistics Technology Co., Ltd. since June 2021.
- Deputy Manager at a parking automation company, where he primarily managed his family businesses and ventures ranging from industrial manufacturing to real estate development from 2014 to 2020.
- Marketing Analyst at Blue Ocean Trading Corporation from 2008 to 2014.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

18

Independent Directors Mr. Feiyong Li Mr. Steven Gu Mr. Jian Wang Independent Director Nominee Independent Director Nominee Independent Director Nominee •Over ten years of experience in investment and financing •Certified Public Accountant in the state of Georgia •Executive Director of China South City Group Huacaitong projects in the securities market. and a New York registered attorney with more than Digital Technology (Shenzhen) Co., Ltd. since 2021. 15 years of experience in tax and accounting. •Investment Manager at Koala Securities Limited since 2019. •Over 20 years of working experience in the logistics •Worked with businesses from startups to industry and is proficient in the application of logistics •General Manager of Zen Corporate Consulting Limited from established middle-market corporations and technologies. 2012 to 2021. Fortune 500 companies. •Expertise in cross-border e-commerce logistics, •Chief Investment Officer of CNI Securities Group Limited •A Member of Georgia Asian Pacific American Bar settlement and finance. from 2013 to 2020. Association, and Georgia Society of CPAs. •Vice President of eBao Network Technology Co., Ltd. •Investment Consultant of Kingston Securities Limited and •Council member for Metro Atlanta Chamber of from 2019 to 2022. Guoyuan Securities Brokerage (Hong Kong) Limited from Commerce, and Technology Association of 2009 to 2011. •Vice General Manager of the south China region at Georgia. Cainiao Network Technology Co., Ltd. from 2017 to 2019. 19 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

01 Company Overview 02 Investment Highlights 03 Industry Overview 04 Growth Strategies 05 Financial Highlights

Industry Overview End-to-end Cross-border Supply Chain Solution Market, Global, 2017-2026E CAGR 2017-2021 2022E-2026E Global End-to-end Cross-border Supply Chain Solution 44.7% -0.8% Market Forecast 537.8 517.1 507.3 502.7 496.6 485.0 223.1 211.8 173.0 122.8 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E Source: Frost & Sullivan 21 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. US$ Billion

Industry Overview Global Ocean Freight and Air Freight Market by Volume, 2017-2026E CAGR 2017-2021 2022E-2026E CAGR 2017-2021 2022E-2026E Global Ocean Freight Market 2.4% 4.8% Global Air Freight Market -1.7% 5.8% Forecast Forecast 262.1 252.9 243.2 244.3 232.5 232 221.2 220.3 208.4 207.0 203.3 202.0 197.2 197.6 196.4 192.0 193.0 188.0 184.5 161.1 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E Source: Frost & Sullivan 22 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. TEUs Million FTKs Billion

Industry Overview Ranking of Leading Shenzhen-based End-to-end Cross-border Supply Proportion of Revenue from Top 10 China-based End-to-end Cross- Chain Solution Companies by Revenue, 2021 border Supply Chain Solution Companies, 2021 Revenue Market Share Ranking Company Total Market Value: $539 Billion (USD Million) （‱） 1 Company A 600.0 11 1.2% 2 Company B 310.0 6 3 Company C 210.0 4 98.8% 4 Company D 120.0 2 5 58.0 1 Top 10 China-based End-to-end Cross-border Supply Chain Solution Companies Total 1,297.7 24 Others Source: Frost & Sullivan 23 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Industry Overview Intensified competition provokes The prosperity of globalization stimulates increasing concentration cross-border supply chain services Digitalization gives an essential Deeper adoption of visualization impetus for supply chain efficiency and cloud technology Market Drivers Future Trends Accelerated growth of cross-border e- Customer-centric strategy embodies commerce spawns demand for integrated tailored supply chain services supply chain solutions Source: Frost & Sullivan 24 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Industry Overview Comprehensive Network and Strong Customer Relationship Industry Resources • Enjoy operation efficiency • Benefit from privileged brand names • Meet customers’ ever-changing demands ENTRY BARRIERS Industry Expertise and High-Quality and Stable Authorized Certifications Services • Increase fulfillment capability & shipping efficiency • Involve various authorized licenses and qualifications in each stage Source: Frost & Sullivan 25 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

01 Company Overview 02 Investment Highlights 03 Industry Overview 04 Growth Strategies 05 Financial Highlights

Growth Strategies Customized Solutions for Different Industry Verticals Human Capital Acquisitions Investment & Acquisitions Innovative Intelligent Supply Chian Systems Enhance Service Network 27 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

01 Company Overview 02 Investment Highlights 03 Industry Overview 04 Growth Strategies 05 Financial Highlights

Financial Highlights – Revenue Breakdown Total Revenue Freight Forwarding Revenue 545.6 488.0 4.0 454.1 53.5 412.2 2.9 97.8 39.0 290.3 79.5 243.6 2.8 44.0 165.3 488.0 32.8 138.6 412.2 390.2 1.9 332.7 24.8 39.7 243.6 210.8 138.6 98.9 FY2020 FY2021 1H2021 Unaudited 1H2022 Unaudited FY2020 FY2021 1H2021 Unaudited 1H2022 Unaudited Freight Forwarding Services Supply Chain Management Other Value-added Services Integrated Cross-border Logistics Services Fragmented Logistics Services Supply Chain Management Revenue Other Value-added Services Revenue 53.5 4.0 0.6 44.0 39.0 2.9 2.0 2.7 0.1 24.8 1.9 53.0 0.2 4.0 42.0 38.9 2.9 2.7 24.7 1.9 FY2020 FY2021 1H2021 Unaudited 1H2022 Unaudited FY2020 FY2021 1H2021 Unaudited 1H2022 Unaudited International Trading Agent Services Other Value-added Services Note: For the fiscal year ended December 31 & For the six months ended June 30. 29 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. RMB Millions RMB Millions RMB Millions RMB Millions

Strong Growth in Integrated Cross-border Logistics Services Integrated Cross-border Logistics Services Revenue Integrated Cross-border Logistics Services Gross Profit 26.1 26.0 390.2 332.7 15.8 210.8 8.2 98.9 FY2020 FY2021 1H2021 Unaudited 1H2022 Unaudited FY2020 FY2021 1H2021 Unaudited 1H2022 Unaudited Proportion of Revenue from Integrated Cross-border Logistics Services FY2020 FY2021 1H2021 Unaudited 1H2022 Unaudited 27% 27% 28% 40% 98.9, 390.2, 210.8, 332.7, 60% 72% 73% 73% Integrated Cross-border Logistics Services Other Services Note: For the fiscal year ended December 31 & For the six months ended June 30. 30 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. +85.1% +236.5% +65.4% +218.4% RMB Millions RMB Millions

Financial Highlights – Gross Profit & Net Income Gross Profit 34.5 30.9 21.0 11.8 FY2020 FY2021 1H2021 Unaudited 1H2022 Unaudited Net Income 10.2 9.6 3.0 2.4 FY2020 FY2021 1H2021 Unaudited 1H2022 Unaudited Note: For the fiscal year ended December 31 & For the six months ended June 30. 31 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. YoY+64.1% +161.9% YoY+235.5% +300.0% RMB Millions RMB Millions

Thank you